EXHIBIT 10.19

PROMISSORY NOTE

ENTERPRISE GP HOLDINGS L.P.

US$160,023,385.34	August 10, 2005

FOR VALUE RECEIVED, ENTERPRISE GP HOLDINGS L.P., a Delaware limited partnership (the “Borrower”) hereby promises to pay to the order of EPCO, INC., a Texas corporation (together with any subsequent holder of this promissory note, for so long as such person or entity is a holder hereof, “Holder”), the principal sum of US$160,023,385.34, together with interest on the outstanding principal balance hereof at the fixed rate of 6.25% per annum (the “Fixed Rate”), on or before May 20, 2020 (the “Maturity Date”).

1.          Payment Terms. This promissory note (“Note”) shall be payable as follows:

(a)          Installment payments of $2,527,989.52 shall be due and payable on or before each February 19, May 20, August 19, and November 19 of each calendar year (each, a “Payment Date”) of the term hereof, commencing November 19, 2005 and ending May 20, 2020.

(b)          The outstanding principal balance of this Note, together with all accrued and unpaid interest on such principal balance, and all other amounts due and payable hereunder shall be fully and finally due and payable on the Maturity Date.

(c)          Any installment payment deferred hereunder shall be deemed to be a part of the principal balance hereof and shall bear interest at the Fixed Rate until paid.

(d)          This Note may be prepaid, in whole or in part, at any time, without penalty or premium. All payments hereunder shall be applied first to accrued and unpaid interest to the date of payment hereunder, next to other amounts, if any, then due and unpaid hereunder, and then to the outstanding principal balance hereof in regular order of maturity.

(e)         Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available finds to the account from time to time designated by the Holder.

2.          Acceleration. No failure by the Borrower to pay any amount due hereunder, or to perform any other obligation hereunder, shall entitle the Holder to accelerate the indebtedness evidenced hereby. The Holder’s rights upon any such default shall be limited to the judicial enforcement of the Borrower’s obligations that have not been so paid or performed. If (a) the obligations due under that certain Credit Agreement dated January 11, 2005 (the “Credit Agreement“) among EPCO, Inc., the lenders party thereto and Citicorp North America, Inc., as administrative agent, are not paid when due at maturity, or (b) a default occurs under the Credit Agreement and the obligations due thereunder are accelerated or required to be prepaid prior to their stated maturity as a result of such default, the Holder may demand that the Borrower pay the then outstanding principal balance of this Note, together with all accrued and unpaid interest on such principal balance, and all other amounts due and payable hereunder.

3.          Non-Petition. In no event shall the Holder commence or join in any proceeding to file a petition in bankruptcy against the Borrower, to declare the Borrower insolvent or bankrupt, to appoint or to have appointed, a receiver, liquidator, sequestrator, trustee, guardian, or other similar official for all or any portion of the Borrower’s assets, or to take any action similar to the foregoing. However, the foregoing sentence shall not prevent the Holder from judicially enforcing the Borrower’s obligations hereunder as described in paragraph 2 above.

4.          Default Rate. Any amount not paid when due that is not properly deferred pursuant to paragraph 1 above, shall bear interest at two percent (2%) per annum in excess of the Fixed Rate until paid.

5.          Borrower’s Waivers. The Borrower waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

6.          Holder’s Waivers. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note. No waiver of any right shall be effective unless in writing and signed by the Holder, nor shall a waiver on one occasion be construed as a bar to or waiver of any such right on any future occasion.

7.          Costs of Enforcement. The Borrower will pay, on demand, all costs of collection and attorneys’ fees paid or incurred by the Holder in enforcing the obligations of the Borrower hereunder.

8.          Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

9.          Holder’s Notations. The Borrower hereby irrevocably authorizes the Holder to make (or cause to be made) appropriate notations on the grid attached to this Note (or any continuation of such grid) or in its records, which notations, if made, shall evidence, inter ailia, as of any particular date, the outstanding principal hereof, and the available Deferral Amount. Such notations shall be conclusive and binding on the Borrower, absent manifest error; provided however, that the failure of the Holder to make any such notations shall not limit or otherwise affect any rights or obligations of the Borrower hereunder.

10.          No Oral Agreements. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE BORROWER AND THE HOLDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE BORROWER AND THE HOLDER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, this Note has been executed by a duly authorized representative of the Borrower.

ENTERPRISE GP HOLDINGS L.P.

By:	EPE Holdings, LLC, its sole general partner

By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President

DATE	OUTSTANDING PRINCIPAL BALANCE	DEFFERAL AMOUNT